Exhibit 14

SELINA HOSPITALITY PLC

WARRANT ASSIGNMENT

26 January 2024

FOR VALUE RECEIVED, the undersigned registered owner (“Assignor”) of Warrant No. 18 (the “Warrant”) issued to the undersigned on October 27, 2022 by Selina Hospitality PLC (the “Company”) hereby sells, assigns and transfers unto the undersigned assignee named below (the “Assignee”) all of the rights of the undersigned Assignor under the Warrant, with respect to the number of voting ordinary shares of $0.005064 (to six decimal places) each in the capital of the Company (the “Warrant Shares”) set forth below:

Names of Assignee	Address of Assignee	No. of Warrant Shares
Osprey International Limited	9E Foti Pitta Street, 1065, Nicosia, Cyprus	426,044

The undersigned Assignee represents that, by assignment hereof, the Assignee acknowledges that the Warrant is being acquired for investment and that the Assignee will not offer, sell or otherwise dispose of the Warrant or any shares to be issued upon exercise hereof except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

ASSIGNOR: Kibbutz Holding S.a.r.l.		ASSIGNEE: Osprey International Limited

By:	/s/ David Galan	By:	/s/ Giorgos Georgiou
Name: David Galan Title: Authorized Signatory		Name: Giorgos Georgiou Title: Director